                                                             EXHIBIT 15

Carter-Wallace, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

Registration Statement No. 333-00499

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated July 28, 1995, October 24, 1995 and January 30, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


KPMG Peat Marwick LLP


New York, New York
January 30, 1996